As filed with the Securities and Exchange Commission on December 18, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SSR Mining Inc.
(Exact name of registrant as specified in its charter)

British Columbia	Not applicable
(State or other jurisdiction of incorporation or organization)	98-0211014
6900 E. Layton Avenue, Suite 1300
Denver, Colorado, 80237
(Address of Principal Executive Offices)
SSR Mining Inc. 2024 Share Compensation Plan
(Full title of the plan)

SSR Mining Inc.
6900 E. Layton Avenue, Suite 1300
Denver, Colorado, 80237
(303) 292-1299
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with copies to:

Michael J. Sparks Executive Vice President, Chief Financial Officer SSR Mining Inc. 6900 E. Layton Avenue, Suite 1300 Denver, Colorado, 80237 (303) 292-1299	Matthew Behrens Allen Overy Shearman Sterling US LLP 599 Lexington Avenue New York, New York, 10022 (212) 848-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933 (the “Securities Act”), as amended. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the United States Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. SSR Mining Inc. (the “Registrant”), will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated into this Registration Statement by reference:
•The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 27, 2024, containing the Registrant’s audited consolidated financial statements for the year ended December 31, 2023;
•All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the annual report referred to above (other than portions of those documents furnished or otherwise not deemed to be filed); and
•The description of the Registrant’s common shares contained in its Registration Statement on Form 20-F filed with the Commission on July 13, 1995 under Section 12 of the Exchange Act, and all amendments and reports filed for the purpose of updating such description.
Each document filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of any post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. In addition, any information circular, unaudited interim consolidated financial statements, management’s discussion and analysis, material change reports (excluding confidential material change reports) or business acquisition reports subsequently filed by the Registrant with securities commissions or similar authorities in the relevant provinces and territories of Canada after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the applicable Report on Form 8-K on which such document is furnished to the Commission. In addition, any Form 8-K furnished by the Registrant during such period or portions thereof, in each case that are identified in such Form 8-K as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference into and to be part of this Registration Statement from the date of filing of each such document.

Any statement contained herein, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently-filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interest of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”). Under Section 160 of the Act, the Registrant may, subject to Section 163 of the Act, indemnify an individual who:
(a)     is or was a director or officer of the Registrant,
(b)     is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or
(c)     at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and includes, except in the definition of “eligible proceeding” (as defined below) and except in Sections 163(1)(c) and (d) and 165 of the Act, the heirs and personal or other legal representatives of that individual (each, an “eligible party”), against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an “eligible proceeding” (an “eligible penalty”) (such eligible proceeding being a proceeding, including any legal proceeding or investigative action, whether current, threatened, pending or completed, in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or other corporation or entity referenced in the definition of “eligible party” (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding), to which the eligible party is or may be liable. Section 160 also provides that the Registrant may, subject to Section 163 of the Act, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.
Under Section 161 of the Act, the Registrant must, subject to Section 163 of the Act, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.
Under Section 162 of the Act, the Registrant may, subject to Section 163 of the Act, pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.
Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party under Sections 160(b), 161 or 162 of the Act if any of the following circumstances apply:
(a)     if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
(b)     if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
(c)     if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or other corporation or entity referenced in the definition of “eligible party”, as the case may be; or
(d)     in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.
If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of another corporation or entity referenced in the definition of “eligible party”, the Registrant must neither indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, nor pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act in respect of the proceeding.

Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, among other things, order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding or to pay expenses incurred by an eligible party in respect of an eligible proceeding, despite Sections 160 to 163 (inclusive) of the Act.
Under the Act, the articles of the Registrant may affect the power or obligation of the Registrant to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses. This is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.
Under the articles of the Registrant, subject to the provisions of the Act, the Registrant must indemnify a director, former director or alternate director of the Registrant and the heirs and legal personal representatives of all such persons against all “eligible penalties” (as such term is defined in the articles) to which such person is or may be liable, and the Registrant must, after the final disposition of an “eligible proceeding” (as such term is defined in the articles), pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles. The failure of a director, alternate director or officer of the Registrant to comply with the Act or the articles of the Registrant does not invalidate any indemnity to which such person is entitled under the Registrant’s articles.
Under the articles of the Registrant, the Registrant may purchase and maintain insurance for the benefit of any person (or such person’s heirs or legal personal representatives) who: (a) is or was a director, alternate director, officer, employee or agent of the Registrant; (b) is or was a director, alternate director, officer, employee or agent of any corporation at a time when that corporation was an affiliate of the Registrant; (c) at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (d) at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity, against any liability incurred by him or her as a director, alternative director, officer, employee or agent or person who holds or held such equivalent position.
The Registrant has entered into indemnity agreements with each of its executive officers and directors, which agreements provide for indemnification of the executive officer or director against certain judgments, penalties, fines, damages, including costs, charges and expenses, that the executive officer or director may incur in such capacity.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	Memorandum, Articles and Certificate of Incorporation (incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement on Form 20-F (File No. 0-26424), filed on July 13, 1995).
4.2
Notice of Articles and Articles filed under the Business Corporations Act (British Columbia) (incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 2 on Form 8-A, filed on April 4, 2022).

4.3	SSR Mining Inc. 2024 Share Compensation Plan*
5.1	Opinion of Stikeman Elliot LLP
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of SLR International Corporation*
23.3	Consent of RSC Consulting Ltd*
23.4	Consent of WSP USA Inc.*
23.5	Consent of Ausenco Engineering Canada ULC*
23.6	Consent of Karthik Rathnam*
23.7	Consent of Brandon Heser*
23.8	Power of Attorney*
107	Calculation of Filing Fee Table*
*    Filed herewith.

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:
(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;
    (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado, USA on December 18, 2024.
SSR MINING INC.

By: /s/ Michael J. Sparks
Name:     Michael J. Sparks
Title:   Executive Vice President, Chief Financial Officer